EXHIBIT 3.9

CERTIFICATE OF AMENDMENT
TO
THE CERTIFICATE OF DESIGNATION OF THE RELATIVE RIGHTS AND
PREFERENCES OF THE SERIES D-2 CONVERTIBLE PREFERRED STOCK
OF
BPO MANAGEMENT SERVICES, INC.
FILED IN THE OFFICE OF THE
SECRETARY OF STATE OF DELAWARE
on June 13, 2007

BPO Management Services, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:  The Board of Directors of the Corporation, pursuant to a written consent dated April 18, 2008, duly adopted resolutions setting forth proposed amendments to the Certificate of Designation of the Relative Rights and Preferences of the Series D-2 Convertible Preferred Stock of the Corporation, filed with the Secretary of State of Delaware on June 13, 2007, declaring said amendments to be advisable and directing the same to be submitted to the holders of the Series D-2 Convertible Preferred Stock of the Corporation for consideration thereof.  The resolutions setting forth the proposed amendments are as follows:

RESOLVED, that, subject to approval of holders of the Series D-2 Convertible Preferred Stock of the Corporation, a new subsection (C) shall be added to Section 5(e)(vi) as follows:

“(C)           Notwithstanding anything in this Section 5(e)(vi) or in Section 5(e)(vii) to the contrary, any  amendment of the Warrants (as defined in the Purchase Agreement and including any warrants issued upon cancellation and reissuance, or assignment and reissuance, of the Warrants) that reduces the warrant price applicable to such Warrants and is approved by the holders of Warrants exercisable for a majority of the shares of stock of the Company issuable under the then-outstanding Warrants (the “Majority Holders”), and any issuance of stock of the Company under the Warrants as so amended, shall not constitute the issuance of any Additional Shares of Common Stock or Common Stock Equivalents and, therefore, no adjustment shall be made under this Section 5(e)(vi) or under Section 5(e)(vii) to the Conversion Price or the number of shares of Common Stock in connection with such issuance.”

FURTHER RESOLVED, that, subject to approval of holders of the Series D-2 Convertible Preferred Stock of the Corporation, a new sentence shall be added to the end of Section 5(e)(vii) as follows:

“Notwithstanding anything in the foregoing to the contrary, for purposes of this Section 5(e)(vii), the issuance by the Company of convertible securities of the Company in exchange for any Warrants (as defined in the Purchase Agreement and including any warrants issued upon cancellation and reissuance, or assignment and reissuance, of the Warrants), which exchange has been approved by the Majority Holders, shall not constitute an issuance or sale of any Common Stock Equivalents and, therefore, no adjustment shall be made to the Conversion Price or the number of shares of Common Stock in connection with such issuance.”

FURTHER RESOLVED, that, subject to approval of holders of the Series D-2 Convertible Preferred Stock of the Corporation, Section 5(e)(x) shall be amended to (a) insert a comma and delete the word “and” immediately prior to clause (vi); and (b) add new clauses (vii) and (viii) at the end of such Section, which provides additional excepted issues as follows:  “(vii) any convertible securities issued by the Company in connection with the exchange of any Warrants for such convertible securities (which exchange is approved by the Majority Holders); and (viii) any securities issued by the Company pursuant to the conversion of convertible securities issued in connection with the exchange of any Warrants for such convertible securities (which exchange is approved by the Majority Holders).”

SECOND:  Thereafter, pursuant to a resolution of the Board of Directors of the Corporation, and in lieu of a meeting and vote of such holders, the holders of the Series D-2 Convertible Preferred Stock of the Corporation have given written consent to said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware as also required by the terms of the Certificate of Designation of the Relative Rights and Preferences of the Series D-2 Convertible Preferred Stock of the Corporation, filed with the Secretary of State of Delaware on June 13, 2007, and written notice of the adoption of the amendments has been given as provided in Section 228 of the General Corporation Law of the State of Delaware to every holder of the Series D-2 Convertible Preferred Stock of the Corporation entitled to such notice.

THIRD:  The aforesaid amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, BPO MANAGEMENT SERVICES, INC. has caused this Certificate to be executed by its duly authorized officers on this 25th day of April, 2008.

BPO MANAGEMENT SERVICES, INC.,
a Delaware corporation

By:           /s/ Patrick A. Dolan
Patrick A. Dolan, Chief Executive Officer

By:           /s/ James Cortens
James Cortens, Secretary